Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated May 13, 2005 (November 16, 2005 as to the effect of segment classification as discussed in Note 16) relating to the financial statements and financial statement schedule and May 13, 2005 relating to management’s report on the effectiveness of internal control over financial reporting included in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on or about November 16, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
November 16, 2005